EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Spectrum Brands, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-135274, Nos. 333-59086 and 333-124375) on Forms S-3 and (Nos. 333-39239, 333-41815, 333-42443, 333-68250, and 333-117567) on Forms S-8, of Spectrum Brands, Inc. of our reports dated December 14, 2006, with respect to the consolidated balance sheets of Spectrum Brands, Inc. and subsidiaries as of September 30, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows and the related financial statement schedule for each of the years in the three-year period ended September 30, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2006, and the effectiveness of internal control over financial reporting as of September 30, 2006, which reports appear in the annual report on Form 10-K of Spectrum Brands, Inc.

Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” effective October 1, 2005, the beginning of the Company’s fiscal year ended September 30, 2006.

Atlanta, Georgia

December 14, 2006